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Delta Board of Directors Names David S. Taylor as Newest Member

ATLANTA, August 7, 2019 – Delta Air Lines’ (NYSE: DAL) board of directors today announced David Taylor as its newest member.

Mr. Taylor is currently Chairman of the Board, President and Chief Executive Officer of The Procter & Gamble Company. He has been President and CEO since 2015 and was elected Chairman of the Board in 2016.

“David’s senior executive experience in a top-tier global consumer goods company and insights into branding and marketing in domestic and international markets will be very valuable as we build our airline into a trusted consumer brand”, said Frank Blake, Delta’s non-executive Chairman of the Board.

Mr. Taylor has been with Procter & Gamble since 1980 and has worked in North America, Europe and Asia in virtually all of the company’s core businesses. He played a key role in the design of P&G’s portfolio optimization strategy and has been leading the company through a transformation since 2015. Prior to his current role Mr. Taylor has held numerous positions of increasing responsibility including, Group President-Global Beauty, Grooming & Health Care, Group President-Global Health & Grooming, Group President-Global Home Care, and President-Global Family Care. Mr. Taylor currently serves as Chair of the Alliance to End Plastic Waste, and serves on the Board of Directors of the US-China Business Council, The Consumer Goods Forum and Catalyst. He is a member of the Business Roundtable and the Board of Visitors at Duke University’s Fuqua School of Business.

Mr. Taylor earned a bachelor’s degree in Electrical Engineering from Duke University.

About Delta

Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in products, services, innovation, reliability and customer experience. Powered by its 80,000 people around the world, Delta continues to invest billions in its people, improving the air travel experience and generating industry-leading shareholder returns.

•	Delta serves nearly 200 million people every year, taking customers across its industry-leading global network to more than 300 destinations in over 50 countries.

•	Headquartered in Atlanta, Delta offers more than 5,000 daily departures and as many as 15,000 affiliated departures including the premier SkyTeam alliance, of which Delta is a founding member.

•	Through its innovative alliances with Aeromexico, Air France-KLM, Alitalia, China Eastern, GOL, Korean Air, Virgin Atlantic, Virgin Australia and WestJet, Delta is bringing more choice and competition to customers worldwide.

•	Delta operates significant hubs and key markets at airports in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul-Incheon and Tokyo.

•	Delta has been recognized as a Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the eighth time in nine years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented eight consecutive years and named one of Fast Company’s Most Innovative Companies Worldwide for two consecutive years.

•	As an employer, Delta has been regularly awarded top honors from organizations like Glassdoor and recognized as a top workplace for women and members of the military. Delta CEO Ed Bastian was named among the “World’s Greatest Leaders” by Fortune magazine in 2018.

•	More about Delta can be found on the Delta News Hub as well as delta.com, via @DeltaNewsHub on Twitter and Facebook.com/delta.